EXHIBIT 10.11
AMENDED AND RESTATED DEFERRED COMPENSATION AGREEMENT
     THIS AMENDED AND RESTATED AGREEMENT (the “Agreement’) is entered into on this 31st day of December, 2008 by and between APOLLO GROUP, INC. (the “Company”) and JOHN G. SPERLING (“Sperling”). This Agreement as so amended and restated shall be effective as of January 1, 2008.
     WHEREAS, Sperling is currently a party to a deferred compensation agreement with the Company dated December 31, 1993 (the “Prior Agreement”).
     WHEREAS, the Company and Sperling desire to amend and restate the terms and conditions of the Prior Agreement in order to bring those terms and conditions into documentary compliance with the final Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and continue the deferred compensation arrangement pursuant to those amended and restated terms and conditions.
     NOW THEREFORE, the Company and Sperling, in consideration of the mutual promises set forth herein, hereby agree as follows:
     1. PURPOSE. In recognition of Sperling’s long service with the Company, including years in which Sperling agreed to accept a smaller current salary than would normally be paid to a person of Sperling’s knowledge, expertise and experience and in consideration for Sperling’s continued employment with the Company, the Company hereby agrees to pay Sperling certain amounts following his termination from the Company’s employ.
     2. TERMINATION OF EMPLOYMENT.
          (a) TERMINATION BENEFIT. Following Sperling’s termination of employment, the Company shall pay Sperling a monthly annuity for life in an amount equal to one-twelfth (1/12th) of his “Highest Annual Base Pay.” Such lifetime annuity shall be hereinafter referred to as the “Monthly Annuity,” and the present value of such annuity shall be divided into the following two components for purposes of Section 409A of the Code:
     - The Grandfathered Component: This is the portion of the total Monthly Annuity that has a present value on the annuity commencement date equal to the present value (subject to re-calculation below) of the lifetime annuity to which Sperling would have been entitled under the Prior Agreement had he voluntarily terminated employment with the Company on December 31, 2004 and begun to receive a monthly annuity at that time in accordance with the benefits available to him under that agreement, as determined pursuant to Treasury Regulation section 1.409A-6(a)(3). The present value of such Grandfathered Component shall be re-calculated as of the date on which payment of the Monthly Annuity actually commences hereunder, with such recalculation to be based on the terms of the Agreement in effect on October 3, 2004, without regard, however, for any service rendered by Sperling after December 31, 2004 or any increases to his Highest

Annual Base Pay that occurred after that date, and such recalculated present value shall constitute the Grandfathered Component if greater than the initially calculated amount. For all present value calculations under this Section 2(e)(ii), reasonable actuarial assumptions and methods shall be used.
     - The Post-2004 Component. This is the portion of the present value of the total Monthly Annuity on the annuity commencement date that is in excess of the Grandfathered Component as calculated above.
          (b) COMMENCEMENT AND DURATION OF MONTHLY ANNUITY. Following Sperling’s termination of employment with the Company, the Company shall pay Sperling the Monthly Annuity as follows:
     - To the extent each monthly payment is attributable to the Grandfathered Component of the Monthly Annuity, the first such payment shall be made on the first business day of the month following the month in which Sperling terminates employment with the Company and shall not be subject to the hold-back provisions of Section (e) of this Agreement. Such monthly payments shall continue to be made on the first business day of each succeeding month, with the last such monthly payment to be made on the first business day of the month in which Sperling’s death occurs
     - To the extent the monthly payment is attributable to the Post-2004 Component of the Monthly Annuity, the first such payment shall be made on the first business day of the month following the month in which Sperling’s Separation from Service occurs by reason of his termination of employment. Such monthly payments shall continue to be made on the first business day of each succeeding month, with the last such monthly payment to be made on the first day of the month in which Sperling’s death occurs
     - In no event shall any monthly payment of the Monthly Annuity be made later than thirty (30) calendar days after the due date, except for any required deferral under Section 2(e).
          (c) AVERAGE ANNUAL BASE PAY. For purposes of this Agreement, Sperling’s “Highest Annual Base Pay” shall be equal to the highest base salary (exclusive of bonuses, incentive compensation, fringe benefits and other extraordinary types of compensation) paid by the Company to Sperling during any one of the three (3) calendar years preceding the calendar year in which Sperling’s employment terminates.
          (d) SEPARATION FROM SERVICE. For purposes of this Agreement, “Separation from Service” shall mean Sperling’s cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services Sperling is to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Sperling rendered in Employee status during the immediately preceding thirty-six (36) months. Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code. For purposes of determining whether Sperling has incurred a Separation from Service, Sperling will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.
          (e) SECTION 409A HOLD-BACK
               (i) Notwithstanding any provision to the contrary in this Agreement, no monthly payment of the portion of the Monthly Annuity attributable to the Post-2004 Component shall be made or paid to Sperling prior to the earlier of (i) the first business day of the seventh month following the date of Sperling’s Separation from Service or (ii) the date of Sperling’s death, if Sperling is deemed at the time of such Separation from Service a “specified employee” within the meaning of that term under Section 409A of the Code and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section 2(e)(i) shall be paid in a lump sum to Sperling, and any remaining payments due under this letter shall be paid in accordance with the normal payment dates specified for them herein.
               (ii) The six month holdback set forth in Section 2(e)(i) above shall not be applicable to the monthly payment of the portion of the Monthly Annuity attributable to the Grandfathered Component.
     3. DEATH BENEFITS.
          (a) GENERAL. At Sperling’s death, regardless of whether he is then employed by the Company, the Company agrees to pay Sperling’s beneficiary an amount equal to three (3) times Sperling’s Highest Annual Base Pay, as calculated pursuant to Section 2(c). The death benefit shall be paid in thirty-six (36) successive equal monthly installments on the first business day of each month, with the first such installment to be paid on the first business day of the month following the month in which Sperling’s death occurs.
          (b) BENEFICIARY DESIGNATIONS. Sperling shall designate a beneficiary in a written instrument filed with the Company. A beneficiary designation may be modified or revoked by Sperling at any time without the consent of the previously designated beneficiary. If Sperling’s beneficiary predeceases him or dies prior to the receipt of all payments due hereunder, the payments shall be made to Sperling’s contingent beneficiary. If Sperling fails to designate a beneficiary or contingent beneficiary, or if the designated beneficiary predeceases him, or if the contingent beneficiary predeceases the beneficiary, the payments shall be made to Sperling’s surviving descendants per stirpes, or if none of Sperling’s descendants are then living, to Sperling’s estate.
     4. CLAIMS PROCEDURES.
          (a) CLAIMS FOR BENEFITS. Claims for benefits under the Agreement shall be filed with the Company. Written notice of the disposition of a claim shall be furnished the claimant within sixty (60) days after the application therefor is filed. In the event the claim is denied, the reasons for the denial shall be specifically set forth. Pertinent provisions of the Agreement shall be cited. In addition, the written notice shall describe any additional material or information necessary for the claimant to perfect the claim (along with an explanation of why such material or information is needed), and the written notice will fully describe the claim review procedures of Section 4(b), below.
          (b) APPEALS. Any claimant who has been denied a benefit shall be entitled, upon request to the Company, to receive a written notice of such action, together with a full and clear statement of the reasons for the action. The claimant may also review this Agreement if he or she so chooses. If the claimant wishes further consideration of his or her position, he or she may request a hearing. The request, together with a written statement of the claimant’s position, shall be filed with an officer of the Company no later than sixty (60) days after receipt of the written notification provided for above. The Company shall schedule an opportunity for a full and fair hearing of the issue within the next sixty (60) days. The date of the hearing shall be communicated in writing to the claimant. If the claimant requests, the hearing may be waived, in which case the Company’s decision shall be made within sixty (60) days from the date on which the hearing is waived and shall be communicated in writing to the claimant.
     5. MISCELLANEOUS.
          (a) PROHIBITION AGAINST ALIENATION. Neither Sperling nor his beneficiary may anticipate, encumber, alienate or assign (either at law or in equity) any of their right, claim or interest under this Agreement, and the payments, benefits, or rights arising by reason of this Agreement shall not in any way be subject to their debts, contracts or engagements and shall not be subject to attachment, garnishment, levy, execution or other legal or equitable process, except as otherwise required under applicable law.
          (b) DISTRIBUTION TO MINORS. Distributions to minors or persons under legal disability may be made by the Company, in its discretion, either (A) directly to said persons, (B) to the guardian or custodian of said persons, or (C) by expending the same for the education and maintenance of said persons. Except as to (C), the Company shall not be required to see to the application of any distributions so made.
          (c) INTEGRATION. This Agreement shall supersede and replace the Prior Agreement, and the Prior Agreement shall no longer be of any force or effect.

          (d) BINDING NATURE OF AGREEMENT. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of any and all interested parties, present and future.
     IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the day and year first above written.

APOLLO GROUP, INC.

By: Title:	/s/ P. Robert Moya EVP, GENERAL COUNSEL & SECRETARY

/s/ John G. Sperling

JOHN G. SPERLING